UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

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Springfield, Illinois

April 5, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 22, 2013, at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois.

We will present a report on Horace Mann’s current affairs, and Shareholders will have an opportunity for questions and comments.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Gabriel L. Shaheen	Peter H. Heckman
Chairman of the Board	President and Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS

Meeting Notice

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

When

Wednesday, May 22, 2013

9:00 a.m. Central Daylight Saving Time

Where

Abraham Lincoln Presidential Library

112 North Sixth Street

Springfield, Illinois

Why

•	Elect nine Directors named in the Proxy Statement.

•	Approve the advisory resolution to approve Named Executive Officers’ compensation.

•	Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2013.

•	Conduct other business, if properly raised.

Record Date

March  26, 2013 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 5, 2013. Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or vote in person.

A broker is not permitted to vote on the election of directors or the advisory resolution to approve Named Executive Officers’ compensation without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you vote your shares, your shares will not be voted regarding these proposals.

We encourage you to read the Proxy Statement and vote your shares as soon as possible.

By order of the Board of Directors,

Ann M. Caparrós

Corporate Secretary

Springfield, Illinois

April 5, 2013

HORACE MANN EDUCATORS CORPORATION

2013 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION	ITEMS TO BE VOTED ON

Meeting: Annual Meeting of Shareholders

Date: May 22, 2013

Time: 9:00 a.m. Central Daylight Saving Time

Location: Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois

Record Date: March 26, 2013

Common Stock Outstanding: 39,645,666 shares

Stock Symbol: HMN

Exchange: NYSE

State of Incorporation: Delaware

Year of Incorporation: 1968

Public Company Since: 1991

Corporate Website: www.horacemann.com

Election of Nine Directors

Director Nominees:

Mary H. Futrell (Independent)

Stephen J. Hasenmiller (Independent)

Peter H. Heckman (Management)

Ronald J. Helow (Independent)

Beverley J. McClure (Independent)

Gabriel L. Shaheen (Independent)(Chairman)

Roger J. Steinbecker (Independent)

Robert Stricker (Independent)

Charles R. Wright (Independent)

Advisory Resolution to Approve Named Executive Officers’ Compensation

Ratification of Independent Registered Public Accounting Firm

CORPORATE GOVERNANCE	EXECUTIVE COMPENSATION

Director Term: One year

Director Election Standard: Majority vote

Board Meetings in 2012: 6

Board Committees (Meetings in 2012):

Audit (12), Compensation (6), Executive (0); Investment & Finance (4), Nominating & Governance (4), Succession Planning (5), Technology (4)

Corporate Governance Materials: www.horacemann.com - Investors - Corporate Governance

Board Communication: By mail to: Board of Directors, c/o Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois 62715. By email to: hmecbofd@horacemann.com

CEO: Peter H. Heckman (age: 67; tenure as CEO: 2 years)

CEO 2012 Total Direct Compensation:

Base Salary: $650,000

Annual Performance Bonus: $487,500

Long-Term Incentives: $1,200,000

CEO Transition Agreement entered into in 2012

CEO individual Severance Agreement terminated in 2012

Corporate Policy Highlights:

•  Executive Change in Control Plan adopted in 2012

•  Executive Severance Plan adopted in 2012

•  Hedging Policy adopted in 2013

•  Pledging Policy adopted in 2013

•  2013 Long-term Incentive Plan migrates to 3 year performance period based on all relative metrics

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

General Information

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on
Wednesday, May 22, 2013. The Proxy Statement and Annual Report to Shareholders and Form 10-K (the
“Proxy Materials”) are available at www.proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC”, the “Company” or “Horace Mann”) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 22, 2013 at 9:00 a.m. Central Daylight Saving Time at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois and at any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are being first made available to shareholders of the Company (“Shareholders”) on or about April 5, 2013.

The Board has fixed the close of business on March 26, 2013 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 39,645,666 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect nine Directors named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified, (2) approve the advisory resolution to approve Named Executive Officers’ compensation, and (3) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2013.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (“Annual Report”), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about February 28, 2013.

2013 Proxy Statement • General Information	1

Your Proxy Vote

How to Vote

(1)

Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Horace Mann Service Corporation Supplemental Retirement and Savings 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.

Voting Rules

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. Under the Company’s Bylaws, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors, approval of the advisory resolution to approve Named Executive Officers’ compensation and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under NYSE rules, brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have no effect on the outcome of the vote.

For this Annual Meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on only Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

2	2013 Proxy Statement • Your Proxy Vote

Proposals and Company Information

PROPOSAL NO. 1 - ELECTION OF NINE DIRECTORS

The By-Laws of the Company provide for the Company to have not less than five or more than fifteen Directors. The following eight persons currently are serving as Directors of the Company (“Directors”): Mary H. Futrell, Stephen J. Hasenmiller, Peter H. Heckman, Ronald J. Helow, Gabriel L. Shaheen, Roger J. Steinbecker, Robert Stricker and Charles R. Wright. The terms of these Directors expire at the Annual Meeting.

The Board of Directors believes it is necessary for each of the Company’s Directors to possess a variety of qualities and skills. The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualifications as independent, as well as consideration of skills, experience, diversity and age in the context of the needs of the Board. The Nominating & Governance Committee does not have a formal diversity policy; however, the Board and the Nominating & Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating & Governance Committee assesses the effectiveness of the criteria described above when evaluating new Board candidates and when assessing the composition of the Board as a whole.

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Dr. Futrell, Mr. Hasenmiller, Mr. Heckman, Mr. Helow, Ms. McClure, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 15, 2013, is provided with respect to each Board Nominee:

Mary H. Futrell Age: 72 Director Since: 2001 Horace Mann Committees: Compensation Nominating & Governance

Dr. Futrell is Co-Director of the Center for Curriculum, Standards and Technology, a position she has held since 1990, at The George Washington University. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999; previously, she served as Dean of the Graduate School of Education and Human Development, a position she held from 1995 to 2010, and Associate Professor from 1992 to 1999. Dr. Futrell currently serves as a member of the Boards of Directors of K-12 Inc., Kettering Foundation, International Council on Education for Teaching and Lynchburg College. She is also President of Americans for UNESCO and a Member of the U.S. National Commission for UNESCO. Dr. Futrell is the Founding President of Education International and past President of the National Education Association and the Virginia Education Association.

Dr. Futrell’s experience in the educational community gives her unique insights into the Company’s niche market and the opportunities and challenges within that market.

2013 Proxy Statement • Proposals and Company Information	3

Stephen J. Hasenmiller Age: 63 Director Since: 2004 Horace Mann Committees: Nominating & Governance (Chair) Audit Compensation

Mr. Hasenmiller retired in March 2001 after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President – Personal Lines. Mr. Hasenmiller’s prior affiliations include his tenure as Chairman of the Personal Lines Committee of the American Insurance Association (1999-2001) and membership on the Boards of Directors of the Institute for Business & Home Safety (1996-2001) and the Insurance Institute for Highway Safety (1995-2001).

Mr. Hasenmiller’s seasoned insurance background in the personal lines business, including both direct sales and agency distribution, as well as his understanding and experience in dealing with complex insurance issues provide the Board with a valuable perspective.

Peter H. Heckman Age: 67 Director Since: 2010 Horace Mann Committees: Executive Investment & Finance

Mr. Heckman was appointed to his present position as President and Chief Executive Officer in October 2010. He joined the Company in April 2000 as Executive Vice President and Chief Financial Officer. Mr. Heckman previously served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 40 years of experience in the insurance industry.

Mr. Heckman’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

Ronald J. Helow Age: 68 Director Since: 2009 Horace Mann Committees: Technology (Chair) Investment & Finance Succession Planning

Mr. Helow is managing director of New Course Advisors, a consulting firm he founded in 2008 to advise companies on how to use advanced technologies to create a competitive advantage. Mr. Helow served from 2001 to 2008 as Partner and Chief Technology Officer at NxtStar Ventures, LLC, a firm providing consulting services to life insurance and retail financial services businesses, and founded Registry Systems Corporation in 1990 to custom design and implement mission critical projects using advanced computer technologies for insurance companies.

Mr. Helow’s past experience in developing and securing solutions to insurance company operating challenges through technology brings to the Board unique knowledge and perspective.

4	2013 Proxy Statement • Proposals and Company Information

Beverley J. McClure Age: 58 Board Nominee

Ms. McClure retired in 2007 after a 35 year career with United Services Automobile Association (“USAA”), as Senior Vice President, Enterprise Operations. She is currently a Senior Advisor of Endeavor Management, a consulting firm specializing in service culture creation, leadership coaching, business transformation, operational execution, and customer experience management, a position she has held since 2010. Ms. McClure is also owner of Fresh Perspectives LLC, a firm she founded in 2007 which specializes in executive coaching and small business consulting. She holds the Chartered Life Underwriter and Fellow, Life Management Institute designations and is a certified executive coach through the International Coach Federation.

Ms. McClure’s broad experience in the areas of service excellence, customer experience, culture creation, employee engagement and quality management will provide the Board with a valuable perspective.

Gabriel L. Shaheen Age: 59 Director Since: 2007 Chairman Since: 2010 Horace Mann Committees: Executive (Chair) Succession Planning (Chair) Compensation Nominating & Governance

Mr. Shaheen retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been Chief Executive Officer of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, firms providing consulting services to life insurance and retail financial services businesses. He is currently a member of the Board of Directors of Steel Dynamics, Inc., one of the largest steel producers and metals recyclers in the United States. Mr. Shaheen holds the Fellow of the Society of Actuaries designation.

Mr. Shaheen’s insurance experience, technical insurance expertise and leadership background are valuable Board resources and contribute to Board discussion of issues impacting the Company.

Roger J. Steinbecker Age: 70 Director Since: 2006 Horace Mann Committees: Audit (Chair) Investment & Finance

Mr. Steinbecker retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP (“PwC”), an auditing and accounting firm. During this time with PwC, he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices. For more than 20 years, he served as the chairman of the board and/or audit committee of numerous prominent not-for-profit organizations. He is currently a member of the Boards of Directors of Mercy Health East Communities, Mercy Hospital St. Louis and the Association of the Miraculous Medal. Mr. Steinbecker holds the Certified Public Accountant designation.

Mr. Steinbecker has an extensive audit and accounting background and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

2013 Proxy Statement • Proposals and Company Information	5

Robert Stricker Age: 66 Director Since: 2009 Horace Mann Committees: Investment & Finance (Chair) Audit Technology

Mr. Stricker retired from Shenkman Capital Management, Inc., an investment management firm, in March 2009 as Senior Vice President and Principal. Prior to joining Shenkman, he served as Managing Director, Head of U.S. Fixed Income, Citigroup Asset Management at Citigroup, Inc. from 1994 to 2001. Mr. Stricker has over 35 years of experience in the financial services industry. He currently serves as a Director of the CQS Directional Opportunities Feeder Fund Ltd. and CQS Credit Long Short Feeder Fund Ltd. and on the OPEB Trust Board of the town of Greenwich, Connecticut. Mr. Stricker holds the Chartered Financial Analyst designation.

Mr. Stricker’s investment knowledge and financial services industry experience provide the Board with financial insights and assist the Board in its oversight responsibilities.

Charles R. Wright Age: 71 Director Since: 2007 Horace Mann Committees: Compensation (Chair) Executive Succession Planning Technology

Mr. Wright retired in 2004 after 41 years of service at State Farm Mutual Automobile Insurance Company as Senior Executive Vice President and Chief Agency and Marketing Officer, where he served as a member of the Boards of State Farm Mutual and other major State Farm affiliates until his retirement. He holds the Chartered Life Underwriter and Chartered Financial Consultant designations and he is past Chairman of the Board of The American College, the grantor of these designations.

Mr. Wright’s knowledge and understanding of agent distribution channels, insurance operations and insurance marketing challenges contribute to Board understanding and discussions of issues impacting the Company.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 23, 2012, with the exception of Ms. McClure, who was recommended for nomination as a Director by the Company’s Nominating and Governance Committee.

The Board recommends that Shareholders vote FOR the election of these nine nominees as Directors.

Board of Directors and Committees

There were eight members on the Board as of March 15, 2013. The Board met six times during 2012. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2012. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Corporate Governance - Communications with Directors” or as further detailed at www.horacemann.com, under “Investors - Corporate Governance”. The members of the Board are expected to be present at the Annual Meeting. All of the Directors serving on the Board at the time of last year’s Annual Meeting attended the meeting.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at www.horacemann.com under “Investors - Corporate Governance”. A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company and oversees the process of Executive Officer leadership development and succession. Each of the current members of this Committee is independent under the listing standards of the NYSE. The Compensation Committee receives recommendations from

6	2013 Proxy Statement • Proposals and Company Information

management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent compensation consultants, specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in the “Compensation Discussion and Analysis”.

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, oversees the Board succession planning process, and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee.

The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

—	high standards of personal character, conduct and integrity;

—	an understanding of the interests of the Company’s Shareholders, clients, employees, agents, suppliers, communities and the general public;

—	the intention and ability to act in the interest of all Shareholders;

—	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

—	the ability to understand and exercise sound judgment on issues related to the goals of the Company;
—	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

—

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an employee Director; and

—	the needs of the Board, including skills, experience, diversity and age.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements, and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Steinbecker is a financial expert. Mr. Steinbecker retired in 2001 from PricewaterhouseCoopers LLP after a 35 year career where he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices.

The Technology Committee is an ad hoc committee formed by the Board during 2009. The Committee oversees the development and implementation of the Company’s technology strategies.

The Succession Planning Committee is an ad hoc committee formed by the Board during 2011. The Committee considers and oversees the Chief Executive Officer succession planning process.

2013 Proxy Statement • Proposals and Company Information	7

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2012.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee	Technology Committee	Succession Planning Committee
Mary H. Futrell		X	X
Stephen J. Hasenmiller		X	Chair		X
Peter H. Heckman	X			X
Ronald J. Helow				X		Chair	X
Gabriel L. Shaheen	Chair	X	X				Chair
Roger J. Steinbecker				X	Chair
Robert Stricker				Chair	X	X
Charles R. Wright	X	Chair				X	X
Meetings in 2012	0	6	4	4	12	4	5

   Chair - Committee Chair

   X - Committee member

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)(2)
Board Chairman Annual Retainer	$95,000
Board Member Annual Retainer (other than Board Chairman)	$45,000
Committee Chairman Annual Retainer	$30,000 Audit Committee $20,000 Compensation Committee $15,000 Technology Committee $10,000 all other Committees
Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 7,500 all other Committees
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

$70,000 in RSUs upon joining the Board and an additional $70,000 in RSUs if joining within 6 months after the prior Annual Shareholder Meeting or an additional $35,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

An annual award of $70,000 in RSUs thereafter following the Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)

Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting or leaves the Board prior to the next Annual Shareholder meeting.

(2)	Non-employee Directors may elect to defer cash compensation into Common Stock equivalent units (“CSUs”).

Non-employee Directors are required to hold shares of Common Stock in HMEC with a book value equal to five times their annual cash retainer.

Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and Restricted Stock Units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Compensation Discussion and Analysis - Stock Ownership and Holding Requirements”.

8	2013 Proxy Statement • Proposals and Company Information

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2012:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Mary H. Futrell	30,000	100,000	204	130,204
Stephen J. Hasenmiller	0	142,500	51	142,551
Ronald J. Helow	75,000	70,000	204	145,204
Gabriel L. Shaheen	65,000	135,000	51	200,051
Roger J. Steinbecker	82,500	70,000	204	152,704
Robert Stricker	72,500	70,000	51	142,551
Charles R. Wright	87,500	70,000	204	157,704

(1)

Represents fees deferred in 2012 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $70,000 in RSUs (awarded May 23, 2012). As of December 31, 2012, each Director had 4,350 unvested RSUs.

(2)

Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hasenmiller, Mr. Shaheen and Mr. Stricker.

Corporate Governance

Director Independence

The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. In addition, the Board determined that Ms. McClure does not have a material relationship with the Company, and therefore is independent. These independence determinations are analyzed at least annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright.

Board Leadership Structure

The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, the Board currently has two separate individuals holding the offices of Chairman and Chief Executive Officer, and the position of Chairman is held by an independent Director. The Board of Directors believes that having an independent Director serve as Chairman is in the best interest of the Company at this time as this structure provides a greater role for the independent Directors in the oversight of the Company. However, as described in the Company’s Corporate Governance Principles, this situation can change in the future to permit one individual to hold both positions, if the Board deems it to be in the best interests of the Company at a given time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. In addition, the Board has delegated oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

In addition, the Company has established an internal Enterprise Risk Management (“ERM”) Committee, which is composed of certain members of senior management including the President and Chief Executive Officer; the Executive Vice President and Chief Financial Officer; the Executive Vice President and Chief Marketing Officer; the Executive Vice President, Property & Casualty; the Executive Vice President, Annuity and Life; the Senior Vice President, Human Resources and Administrative Services; the General Counsel, Chief Compliance Officer and Corporate Secretary; the Chief Information Officer; and the Internal Audit Director. The ERM Committee is chaired by the Executive Vice President and Chief Financial Officer of the Company.

Throughout the year, the Board and the relevant Board committees receive regular reports from the Enterprise Risk Management Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Code of Ethics, Code of Conduct and Corporate Governance Principles

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investors - Corporate Governance”. A printed copy of the

2013 Proxy Statement • Proposals and Company Information	9

Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

Director Education

Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two year period at the Company’s expense. All Directors are in compliance with this requirement.

Communications with Directors

The Company has established various processes to facilitate communications with the Board by Shareholders and other interested parties. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be emailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2012, no member of the Compensation Committee was a current or former officer or employee of the Company.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party transaction policy but it considers each related party transaction individually.

PROPOSAL NO. 2 - ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Board is asking Shareholders to approve an advisory resolution to approve the compensation of the Company’s Named Executive Officers (“NEOs”) as reported in this Proxy Statement. The Compensation Committee has structured our NEOs’ compensation program as described below under “Compensation Discussion and Analysis”.

The Board recommends that Shareholders read the “Compensation Discussion and Analysis” (“CD&A”) included in this Proxy Statement, which describes in more detail how our Executive Compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative included within the CD&A, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals.

In accordance with Section 14(a) of the Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2013 Annual Meeting:

RESOLVED, that the Shareholders of Horace Mann Educators Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our NEOs’ compensation program.

The Board has adopted a policy providing for an annual advisory vote to approve NEOs’ compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur at the Company’s 2014 Annual Meeting of Shareholders.

The Board recommends that Shareholders vote FOR the approval of the advisory resolution to approve Named Executive Officers’ compensation.

10	2013 Proxy Statement • Proposals and Company Information

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our Named Executive Officers, or “NEOs,” whose compensation is displayed in the 2012 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee (the “Committee”) arrives at specific compensation policies and decisions.

Our 2012 NEOs are our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated Executive Officers employed at the end of 2012:

Peter H. Heckman, President and Chief Executive Officer;

Dwayne D. Hallman, Executive Vice President and Chief Financial Officer;

Stephen P. Cardinal, Executive Vice President and Chief Marketing Officer;

Thomas C. Wilkinson, Executive Vice President, Property and Casualty; and

Matthew P. Sharpe, Executive Vice President, Annuity and Life.

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

Our Business

We are a personal insurance and financial services business with approximately $8.2 billion of assets as of December 31, 2012. Founded by Educators for Educators®, we offer our products and services primarily to K-12 teachers, administrators, and other employees of public schools and their families. We underwrite personal lines of auto, property and life insurance, and retirement annuities in the United States of America.

2012 Business Highlights

Despite a challenging economic and interest rate environment, the Company delivered solid underlying financial results across all three segments of its multiline insurance platform in 2012. Book value per share increased 19% in 2012 driven by the solid operating results and strong investment portfolio performance. In addition, broad-based increases in new business sales and policy retention were achieved during the past year. Total Shareholder return was approximately 50% in 2012 and outperformed key insurance indices.

Significant progress was also made on numerous strategic priorities, including the following:

•	Increased new sales levels year-over-year in all lines of business

True new auto sales increased 20%

New property sales increased 16%

Horace Mann agency annuity sales increased 14%

Horace Mann life product sales increased 40%

•	Increased the number of agencies and agents for the fourth year in a row
•	Improved auto retention ratio, resulting in the stabilization of policies in force
•	Improved profitability in the auto and property books of business
•	Increased annuity assets under management by 10%

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2012 Annual Report on Form 10-K for a more detailed description of these financial results.

2013 Proxy Statement • Compensation Discussion and Analysis	11

Highlights of Pay Practice and Governance

•     Balanced pay mix comprised of Base Salary, Annual Cash Incentives, and Long-term Equity Incentive Awards

•     Over 70% of the CEO’s target compensation and 50% of all other NEOs’ target compensation is linked to performance- and service-based incentives and is at risk

•     Balanced performance measures designed with a focus on shareholder return and incenting profitable growth while managing risk

•     Performance incentives tied to multiple overlapping performance periods

•     Annual Incentive and Long-term Incentives tied to both absolute and relative performance measures

•     Long-term Incentives are entirely equity based

➢       Service-Based stock options with a 4-year vesting period

➢      Performance-Based RSUs subject to a 2-year vesting period following a 2-year performance period

➢       Service-Based RSUs with a 5-year vesting period

•     Stock Ownership Requirements for NEOs (500% of salary for CEO, 350% of salary for other NEOs) and a 12-month post-exercise holding requirement on stock options

•     Clawback Policy which applies to both cash and equity awards

•     Implementation in 2012 of Executive Change in Control Plan which excludes “tax gross-up” provisions

•     Elimination of “tax gross-up” provisions for the CEO under the executive transition agreement, executive severance plan and the Executive Change in Control Plan

•     Executive Hedging and Pledging Policies

Strong Pay for Performance

We target compensation around the median of the competitive market, with executives earning more or less than median based on the performance of the Company and the value delivered to Shareholders. The overall executive compensation program includes base salary, annual cash incentives, and long-term equity awards. Incentive awards are earned upon the achievement of short-term and long-term business goals that are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward for business growth and profitability, balanced with productivity and risk and capital management.

Long-Term Incentive Plan

Our Long-Term Incentive for 2012 is comprised of three vehicles, performance-based RSUs, service-based RSUs and stock options, as described below. The performance-based RSUs provide an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. The service-based RSUs and stock options provide strong alignment with Shareholder interests and assist in the retention of key executive talent.

Long-Term Incentive Vehicles

Performance-based RSUs - Earned over a two-year period, based upon 2013 Voluntary Auto Policies in Force, 2013 Annuity Contract Deposits, Adjusted Operating Income, and Relative Total Shareholder Return. If any shares are earned at the end of the two-year performance period, the executive is required to be employed by Horace Mann for the subsequent two years to vest in the full award.

Service-based RSUs - Vest 1/3 per year after years 3, 4 and 5.
Stock options - Granted at fair market value with a 7 year life; options vest ratably over 4 years.

2012-2013 Performance-Based RSU Measures

Absolute Performance-Based RSU Measures – Relate to established internal goals, including growth in sales and earnings.

Relative Performance-Based RSU Measures – Relate to specified performance levels measured against a peer group of companies.

2013-2015 Long-Term Incentive Plan Performance Measures

Beginning with the 2013 Long-Term Incentive cycle, the Committee has revised the duration of the performance period, the performance metrics and the peer group for the performance-based RSU component of the 2013 grant. These changes further emphasize the intent to reward executives for achieving long-term results relative to the Company’s performance against a representative peer group, thereby aligning executive incentives more closely with Shareholder interests.

12	2013 Proxy Statement • Compensation Discussion and Analysis

The changes for 2013 changes are as follows:

•	The performance measurement period will be increased from 2 to 3 years
•	All measures will be based on relative performance
¡	40% based on Total Shareholder Return (“TSR”)
¡	30% based on Operating Earnings Per Share (“EPS”) Growth
¡	30% based on Operating Return on Equity
•	The new peer group will consist of the Russell 2000 Index insurance companies (excluding brokerage, reinsurance, and health insurance companies)

Annual Incentive Plan

The Annual Incentive performance measures were chosen to provide balance between shareholder return (Operating income with a relative TSR modifier - 40%) and growth (sales, revenues and policyholder retention - 60%). Further, these measures were designed to complement the metrics of the Long-Term Incentive which focus on long-term shareholder value creation. The Annual Incentive is paid solely in cash.

Annual Incentive Performance Measures

Operating Income - Operating income (GAAP net income after tax, excluding realized investment gains and losses) adjusted for Property & Casualty (“P&C”) catastrophe costs different than Plan, Annuity & Life deferred acquisition costs (“DAC”) unlocking / change in guaranteed minimum death benefit (“GMDB”) reserve due to capital gains and losses and market performance different than Plan, and the impact of share repurchases on investment income – subject to adjustment based on TSR relative to a peer group of companies.

Auto Renewal Ratio - The percentage of auto policies remaining in force from the previous year’s policy inforce count.

Insurance Revenues - The performance measures include True New Auto Sales Units, Annuity Contract Deposits, Total Annuity Sales, and Horace Mann Life Sales.

Committee Oversight

The Committee oversees the compensation program for our NEOs. The compensation program is designed to provide a direct and clear link between the performance of the Company and executive pay. To assist in the construct of the compensation program design, the assessment of the program’s relevance to current market trends and the analysis of the program’s effectiveness, the Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultants who report directly to the Committee. CAP attends Committee meetings, including portions of executive sessions, and serves solely at the pleasure of the Committee.

In addition, the Committee believes its oversight of executive compensation is strongly enhanced by the on-going education of each Committee member on emerging legislation, regulatory guidelines and industry best practices. This is done through review of topical publications, participation in webcasts, attendance at seminars and conferences on executive compensation and formal updates by CAP and other external experts during Committee meetings. Committee members provide management and CAP with topics for presentation and discussion prior to each meeting. During the Committee meetings, Committee members, management and CAP discuss executive compensation, benefits and related issues and their relevancy to the Company, its Shareholders and its executive compensation program. The Committee has an executive session, without management present, during each of its meetings.

Ownership & Holding Requirements

The Company’s Long-term Incentive Program has been 100% equity-based since 2009. The equity is comprised of a combination of stock options, performance-based RSUs and service-based RSUs. Paying these incentives solely in equity-based instruments and requiring executives to meet specific stock ownership requirements further serves to align our executives’ and Shareholders’ interests. As part of its 2012 overall review of the executive compensation program, the Committee determined the existing multiples of base salary stock ownership requirements for the Executive Officers were appropriate and would be continued in 2013. The CEO is required to maintain beneficial stock

Stock Ownership Requirements
CEO	500% (1)
All other NEOs	350% (1)
(1) Percentage of base salary

ownership with a book value of at least 500% of base salary and all other NEOs to maintain beneficial stock ownership with a book value of at least 350% of base salary. Currently, our NEOs are required to satisfy stock ownership levels within five years of attaining their position. Also, beginning with the 2011 grants and to provide further alignment with Shareholder interests, the Company adopted requirements whereby executive officers must hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of related taxes and the costs of the exercise, for a minimum of one year after the date of exercise.

2013 Proxy Statement • Compensation Discussion and Analysis	13

Annual Performance & Pay Review

To further reinforce the tie between Company results and compensation, each executive officer’s performance is reviewed by the Committee every 12 months, coinciding with the review of corporate performance results. Each executive officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, annual incentive opportunity and long-term incentive opportunity at this review.

The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent. CAP reviews our executive compensation and compensation practices relative to the competitive market. Overall, our total target compensation is comparable to the market median, with above-target performance resulting in total compensation greater than market median and below-target performance resulting in total compensation below market median.

Risk Assessment

Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our Shareholders. To this end, management and CAP conduct, and the Committee reviews, an annual risk analysis of the compensation plans and incentive metrics. Our programs require that a substantial portion of each executive officer’s compensation be contingent on delivering performance results that benefit our Shareholders. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe and each executive is expected to satisfy meaningful stock ownership requirements as well as comply with holding requirements. Furthermore, incentive compensation is subject to clawbacks. Similarly, we have stock ownership requirements for our non-employee Directors which are described under “Board of Directors and Committees – Director Compensation.” The Compensation Committee has determined that no unreasonable risk exists that a compensation policy or incentive plan would have a material adverse impact on the Company.

Succession Planning Process

To further mitigate enterprise risk and ensure the Company does not suffer sustained gaps in leadership, the Committee approves, oversees and monitors the Company’s succession planning process. This process identifies candidates that have the skill sets, background, training, and industry knowledge to assume critical positions on an emergency basis and also for the long-term executive succession plan. The Company’s succession plan is reviewed by the full Board annually.

CEO Transition Agreement

The Board created the Succession Planning Committee in 2011. The Succession Planning Committee is charged with overseeing the process of selecting Mr. Heckman’s successor and has engaged an executive search firm to assist with the assessment and selection from a pool of both internal and external candidates. The Company and Mr. Heckman entered into an agreement in late 2012 to assure Mr. Heckman’s continued employment through the end of 2013 and to ensure an orderly transition of duties to his successor. As part of his transition agreement, Mr. Heckman gave up his individual change in control agreement and became a participant in the Company’s Executive Change in Control Plan, which among other changes to be discussed later, eliminated his right to an excise tax gross-up on change in control and reduced his change in control multiple from 3x to 2.5x cash compensation.

Service-based RSU Retention Grants to NEOs other than CEO

In December 2012, service-based RSU grants, each with a value of approximately $250,000 and a three-year cliff vesting requirement, were made to Mr. Hallman, Mr. Cardinal, Mr. Wilkinson and Mr. Sharpe. The awards recognize the recipients’ individual and collective impact on the Company’s solid 2012 operating results, including substantial increases in sales, retention and profitability, and overall strong investment portfolio performance. Further, the grants reinforce the executives’ alignment with Shareholders’ interests and the Company’s interest in retaining their talents.

Employment Agreements

As of December 1, 2011, the Company does not have any individual employment agreements with any executive (other than Mr. Heckman’s transition agreement) and intends to minimize their use in the future, while recognizing that in isolated situations they may be needed for attraction and retention of key executive talent.

Change in Control and Elimination of Prospective Gross-ups

The Company does have individual change in control (“CIC”) agreements with all of our current NEOs, except Mr. Heckman and Mr. Sharpe, which provide severance pay, including a tax “gross-up” payment. (Mr. Heckman and Mr. Sharpe are participants in the Company’s Executive Change in Control Plan, which does not provide tax gross-ups.) Before any benefits under the individual agreements are triggered, both a change in control of the Company and an actual or constructive termination of employment must occur. The Committee has determined that, while it cannot change unilaterally any existing CIC agreement with current executives, it will not include tax gross-up provisions in any future agreements. To eliminate the need for individual CIC agreements for post-2011 new hires, the Committee approved the adoption of the Horace Mann Service Corporation Executive Change in Control Plan, effective February 15, 2012. This plan does not contain a tax gross-up provision.

Clawbacks

The Committee further believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our codes of ethics and conduct. As a further step to support that belief, the Committee has determined that all executive officers are subject to the same standards as the CEO and CFO regarding cash compensation clawbacks as defined under Section 404 of the Sarbanes-Oxley Act of 2002. In addition, under the HMEC 2010 Comprehensive Executive Compensation Plan (“CECP”), the Company has the right to recover any cash or equity award if it is determined that an executive’s own

14	2013 Proxy Statement • Compensation Discussion and Analysis

misconduct contributed materially to the executive’s receipt of an award. New guidance under the Dodd-Frank Act related to clawbacks is anticipated and the Company will modify the current clawback provisions, if necessary, to comply with this legislation when guidance is released.

Favorable Say on Pay

Based on the structure of the compensation plans, the absence of excessive perquisites, the demonstrated pay-for-performance practices and the strength of the Company’s compensation processes and practices, the Committee recommended and the Board has approved an annual “Say on Pay” advisory vote by Shareholders. In 2012, the Company received a 95.1% approval vote on NEOs’ compensation. The Committee has duly considered the Shareholders vote, and has not made changes based solely on the vote.

Hedging

NEO’s and other Reportable Insiders are prohibited from engaging in hedging transactions in HMEC common stock.

Pledging

NEO’s and other Reportable Insiders are prohibited from pledging their HMEC common stock shares for margin or other loans until they meet their specified stock ownership requirements. If an executive does choose to pledge shares after achieving the ownership requirement, the amount pledged cannot exceed 50% of the value of the stock that is in excess of the ownership requirement.

Perquisites and Personal Benefits

The Company does not offer perquisites and personal benefits that exceed $5,000 in the aggregate to any individual NEO.

2013 Proxy Statement • Compensation Discussion and Analysis	15

Executive Compensation Program

Oversight

The Committee oversees our executive compensation program. The current members of the Committee are Dr. Futrell, Mr. Hasenmiller, Mr. Shaheen and Mr. Wright. Mr. Wright serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Compensation Committee is composed entirely of independent Directors.

The Committee has retained CAP to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request and serve at the pleasure of the Committee. CAP performs no other services for management or the Committee. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by CAP to formulate its recommendations related to competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2012 are described in more detail throughout this analysis. Pursuant to regulatory requirements, the Committee has assessed CAP’s independence and concluded that CAP’s work did not raise any conflict of interest. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives and considers the recommendations of the CEO regarding the performance of his direct reports and other Executive Officers. Members of the management team from Human Resources also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation. The Committee reviews the performance and compensation of all Long-term Incentive Program (“LTI”) participants annually on a common review date concurrent with the review of the prior year’s performance under the incentive plans.

Guiding Principles

The Committee has established the following core principles that underlie our executive compensation program:

•     Executive interests should be aligned with Shareholders;

•     Incentive compensation should be structured to drive long-term value creation and reward strong performance;

•     A significant portion of compensation should be “at risk” based on the Company’s performance; and

•     Compensation levels should be market competitive.

Executive interests should be aligned with Shareholders

Our incentive plans facilitate stock ownership and include performance measures that drive long-term sustained shareholder value. The Company grants equity awards with multi-year performance periods to reward sustained performance and multi-year vesting to encourage retention. We allow deferrals of RSU awards and our executives are also required to satisfy meaningful stock ownership requirements. In 2012 through the Long-term Incentive Program, we delivered approximately 51% of Mr. Heckman’s compensation in equity. With respect to the other NEOs, approximately 42% to 45% of their compensation was delivered in equity.

Incentive compensation should be structured to drive long-term value creation and reward strong performance

Our executive compensation program includes significant cash-based and equity-based incentives intended to drive short-term and long-term value creation. The Annual Incentive is solely performance-based and paid in cash. The Long-term Incentive Program delivers 50% of the long-term incentive opportunities in performance-based and 50% in service-based equity awards. The minimum vesting period for any equity award is four years and the maximum is five years.

A significant portion of compensation should be “at risk” based on the Company’s performance

Over 70% of the CEO’s target total pay is at risk and over 50% of target total pay for all other NEOs is at risk.

Generally, over 70% of the CEO’s target total pay and over 50% of target total pay for all other NEOs (base salary plus target annual incentive plus target long-term incentive) is at risk, is variable from year to year, and demonstrates a strong link between pay and performance. To further enhance the pay-for-performance linkage, we incorporate performance relative to comparable companies into both our annual and long-term incentive measures.

16	2013 Proxy Statement • Compensation Discussion and Analysis

Compensation levels should be market competitive

The Committee believes a competitive compensation program is critical to attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable).

Assessing Compensation Competitiveness

The Committee intends to set total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To determine competitive pay levels, we use comparable survey market data provided by our independent consultant, CAP, and from published survey sources including Mercer LLC, LOMA and Towers Watson. The data from these surveys is scaled to our size by CAP based on revenues or asset ranges as provided by the various surveys. The NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate.

Every year, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other Chief Executive Officers based on survey data. Based on this data, CAP makes recommendations for CEO compensation for the Committee’s consideration. The

2012 Consultant Survey Sources

•    Mercer: Global Premium Executive Remuneration Database

•    Mercer: Insurance Compensation Survey

•    LOMA: Executive Compensation Survey

•    Towers Watson: Survey on Top Management Compensation

Committee then deliberates in executive session to determine its recommendation for approval by the Board of Directors.

For 2012, the CAP analysis demonstrated that the average of 2012 total direct compensation was consistent with target pay positioning at the median of the market. This is consistent with the Committee’s compensation philosophy.

Compensation Mix

We structure our executive compensation program to deliver the majority of pay through incentives that drive both operating results and long-term value and position more than half of each NEO’s pay at risk. The targeted compensation mix of total direct compensation for the NEOs at the beginning of 2012 is illustrated below. The mix of 2012 actual compensation varied as a result of actual incentives earned.

2013 Proxy Statement • Compensation Discussion and Analysis	17

Base Salary

Competitive base salaries are critical to attracting and retaining superior executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. In order to determine competitive positioning, the Committee requests CAP to assess compensation for the CEO and four other NEOs. CAP makes their comparisons based on industry norms, represented by survey compensation for comparable positions in the insurance industry and general industry, and this information is used as a reference point for the Committee. However, in recruiting new executives, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to performance, responsibilities, compensation history, internal equity and/or retention risk with no pre-determined goals assigned to such considerations.

Salaries for Executive Officers are reviewed every 12 months in connection with the review of financial results for the prior fiscal year. In addition to considering market data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational, financial and management goals, and upholding our standards of ethical conduct.

Name	2011 Annualized Salary	2012 Annualized Salary	Percent of 2012 Increase	Reason For Increase
Peter H. Heckman	$600,000	$650,000	8.33%	Adjustment made in recognition of strong performance as CEO and to bring base salary closer to the median of the market
Dwayne D. Hallman	$320,000	$380,004	18.75%	Adjustment made in recognition of strong performance as CFO and to bring base salary closer to the median of the market
Stephen P. Cardinal	$395,750	$403,704	2.01%	Increase based on meeting or exceeding individual performance goals in 2011
Thomas C. Wilkinson	$321,350	$327,804	2.01%	Increase based on meeting or exceeding individual performance goals in 2011
Matthew P. Sharpe	N/A	$300,000	0.00%	New hire in 2012

18	2013 Proxy Statement • Compensation Discussion and Analysis

Annual Incentive Program

Our Annual Incentive Program (“AIP”) is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the Company’s 2010 Comprehensive Executive Compensation Plan (“CECP”), the Committee establishes Company-wide and business unit/division performance objectives every March, as well as the related threshold, target and maximum bonus opportunities for each Named Executive Officer. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the AIP has generated awards ranging from 57% to approximately 172% of target over the past 5 years, with an average of approximately 117% for the five-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Annual Incentive Program. The measures and targets are discussed with the CEO, other NEOs, other members of the Board and CAP before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the NEOs are intended to approximate the median of the bonus potential for similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, generally take effect for the next fiscal year. Based on the 2012 performance of the Company relative to the Corporate Measures, the Committee approved the resulting award of 171.6% of target for Mr. Heckman and the other NEOs. The annual incentives paid to the NEOs are shown in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” For 2012, the target annual incentive opportunities for the NEOs, the actual AIP paid (171.6% of target) along with the actual AIP expressed as a percentage of base salary as of December 31, 2012, were as follows:

Name	2012 Target AIP Opportunity	2012 Actual AIP Paid	2012 Actual AIP Paid as a Percent of Salary
Peter H. Heckman	75%	$820,367	126.21%
Dwayne D. Hallman	50%	$313,136	82.40%
Stephen P. Cardinal	50%	$344,632	85.37%
Thomas C. Wilkinson	40%	$223,871	68.29%
Matthew P. Sharpe	40%	$204,444	68.15%

For 2012, 100% of the CEO’s and all other NEOs’ annual incentive opportunities were tied to Company-wide performance. The Committee believes that this provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value to our Shareholders.

2013 Proxy Statement • Compensation Discussion and Analysis	19

Annual Incentive Program Targets

The Committee finalized targets for the 2012 corporate performance measures in its March 2012 meeting. The targets for the Operating Income and Insurance Revenues measures were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2012 (“Plan”). The financial plan was the basis of our 2012 earnings guidance, which was publicly disclosed in February 2012 in connection with our release of earnings for the year ended December 31, 2011. Measures are defined as absolute (meeting specific

2012 Peer Companies for AIP TSR Modifier
• State Auto Financial Corporation	• The Hanover Insurance Group, Inc.
• Mercury General Corporation	• The Allstate Corporation
• The Progressive Corporation	• The Travelers Companies, Inc.
• The Chubb Corporation	• American Financial Group, Inc.
• Cincinnati Financial Corporation • Infinity Property and Casualty Corporation	• The Hartford Financial Services Group, Inc.
• Kemper Corporation

established internal goals, i.e., earnings, revenues and sales) or relative (specified performance levels measured against a peer group of companies, i.e., Total Shareholder Return). For 2012, the corporate measures (“Corporate Measures”), bonus targets and results were as follows:

Annual 2012 Corporate Measures (1)	Measurement Weighting	Target	Results	Actual Weighted Results	Absolute vs. Relative
Adjusted Operating Income, as adjusted by the Total Shareholder Return (“TSR”) Modifier (2)	40%	$82.0 million	$89.4 million	80.0%	Absolute
		Median of TSR peer group (2)	94th percentile		Relative
Auto Renewal Ratio	15%	83.7 percent	84.7 percent	30.0%	Absolute
Insurance Revenues
True New Auto Sales Units	15%	45,600	48,400	30.0%	Absolute
Annuity Contract Deposits	15%	$426.9 million	$417.6 million	11.7%	Absolute
Total Annuity Sales	10%	$310.4 million	$309.6 million	9.9%	Absolute
Horace Mann Life Sales	5%	$5.0 million	$6.2 million	10.0%	Absolute
Total	100%			171.6%

(1)	The Corporate Measures, as defined by the AIP, include:
•

Operating income – GAAP net income after tax, excluding realized investment gains and losses, adjusted for P&C catastrophe costs different than Plan, Annuity & Life DAC unlocking / change in GMDB reserve due to capital gains and losses and market performance different than Plan, and the impact of share repurchases on investment income.

•	Total Shareholder Return – The total return on HMEC Common Stock to an investor, which combines share price appreciation/decline and dividends.
•	Auto Renewal Ratio – The percentage of auto policies remaining in force from the previous year’s policy in-force count.
•	True New Auto Sales Units – The number of new auto policies sold to first-time auto customers.
•	Annuity Contract Deposits – Amounts received from customers on deposit-type annuity contracts.
•	Total Annuity Sales – The amount of annuity new business sold during the year as measured by premiums and deposits to be collected over the 12 months following the sale of the new contract.
•

Horace Mann Life Sales – The amount of life new business sold during the year as measured by premiums to be collected over the 12 months following the sale of the new Horace Mann life insurance contract.

(2)

The TSR modifier can increase or decrease the earned award for the Operating Income measure by up to 50% based on the Company’s TSR percentile ranking relative to a peer group of companies; however, the earned award cannot be adjusted to below 50% of target or above 200% of target.

20	2013 Proxy Statement • Compensation Discussion and Analysis

Long-term Incentive Program

The Company awards long-term incentives to NEOs and other executives who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the Company’s 2010 Comprehensive Executive Compensation Plan. As discussed previously, the Company’s Long-Term Incentive plan is comprised of three vehicles, performance-based RSUs, service-based RSUs and stock options.

(1)

Graph represents percent of target performance-based awards earned in the year the long-term incentive measurement period ended. Performance-based RSUs comprise 45-50% of the total long-term incentive opportunity.

In setting targets for performance-based RSUs under the Long-term Incentive Program, the Committee considers, among other things, the external competitive and financial markets environment, the strategic goals of the Company, internal financial projections, and the difficulty of meeting those goals and projections. Over the last 5 years, awards earned under the Long-term Incentive Program have ranged from 0% to 131% of target, with an annual average of 68.3% of target for the performance periods, as illustrated in the graph above.

The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long-term Incentive Program.

The intent of the program is to focus executives on shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of equity-based compensation vehicles. Further, in combination with the cash component of the AIP, the compensation program provides a meaningful incentive without encouraging excessive risk taking. To ensure that our executives’ interests are aligned with those of our Shareholders, our executives are required to invest and defer earned and vested RSU awards until their stock ownership requirements are met.

Long-term Incentive Program Design and Target Setting

2011-2012 Long-term Incentive Program Grants and Awards

The 2011 awards were 100% equity-based and were comprised of 45% performance-based RSUs, 20% service-based RSUs and 35% service-based stock options. The performance period for the 2011 awards began January 1, 2011 and ended December 31, 2012. The Committee believes that granting awards entirely in equity-based components appropriately drives long-term performance and creates alignment with Shareholders’ interests. The Long-term Incentive Program measures and performance targets for the performance-based RSUs for the 2011-2012 performance period were established at the Committee’s March 2011 meeting. Measures were weighted to reward performance based on achievement of the 2012 property and casualty premium goal (25%), the 2012 annuity contract deposit target (15%), a two-year operating earnings per share objective (30%) and

Peer Companies for Long-term Incentive Relative TSR Measure
• State Auto Financial Corporation • Mercury General Corporation • The Progressive Corporation • The Chubb Corporation • Cincinnati Financial Corporation • Infinity Property and Casualty Corporation	• The Hanover Insurance Group, Inc. • The Allstate Corporation • The Travelers Companies, Inc. • American Financial Group, Inc. • The Hartford Financial Services Group, Inc. • Kemper Corporation

2013 Proxy Statement • Compensation Discussion and Analysis	21

total shareholder return over the two-year period relative to a peer group of companies (30%). It is the Committee’s belief that all these measures impact shareholder value creation. Measures are defined as absolute (meeting specific established internal goals, i.e., earnings, revenues and sales) or relative (specified performance levels measured against a peer group of companies, i.e. TSR). Above target performance for the 2011-2012 period resulted in 131.2% of performance-based RSUs granted in 2011 being earned. The 2011-2012 performance period measures, targets and results were as follows:

2011-2012 Performance Measures (1)	Measurement Weighting	2011-2012 Performance Period Targets	2011-2012 Performance Period Results	Actual Weighted Results	Absolute vs. Relative
2012 Voluntary Auto and Property Net Premium Written	25%	$550.3 million	$547.3 million	22.6%	Absolute
2012 Annuity Contract Deposits	15%	$407.2 million	$417.6 million	22.6%	Absolute
Operating Earnings per Share at Planned Catastrophes for the two years ended December 31, 2012	30%	$3.66 per share	$4.05 per share	60.0%	Absolute
Total Shareholder Return	30%	Median of TSR peer group	43rd percentile	26.0%	Relative
Total	100%			131.2%

(1)	The Performance Measures, as defined under the Long-term Incentive Program, include:
•

Voluntary Auto and Property Net Premium Written – Amount charged for voluntary auto and property policies issued during the year; portions of such amounts may be earned and included in financial results over future periods.

•	Annuity Contract Deposits – Amounts received from customers on deposit-type annuity contracts.
•

Operating Earnings Per Share at Planned Catastrophes – Operating Earnings Per Share is the result of dividing net income before realized investment gains and losses by weighted average shares on a diluted basis. The measure also reflects an adjustment to replace the Company’s actual after tax cost of property and casualty catastrophe events with the cost that was assumed in the Company’s annual financial plan.

•	Total Shareholder Return – The total return on HMEC Common Stock to an investor, which combines share price appreciation/decline and dividends.

2012-2013 Long-term Incentive Program Grants and Awards

The 2012 awards were 100% equity-based and were comprised of 50% performance-based RSUs, 20% service-based RSUs and 30% service-based stock options. Measures are defined as absolute (meeting specific established internal goals, i.e., earnings, revenues and sales) or relative (specified performance levels measured against a peer group of companies, i.e., TSR). The performance measures and targets for the performance-based RSUs are as follows:

2012-2013 Performance Measures (1)	Measurement Weighting	2012-2013 Performance Period Targets	Absolute vs. Relative
2013 Voluntary Auto Policies In Force	25%	473,400 policies	Absolute
2013 Annuity Contract Deposits	15%	$432.3 million	Absolute
Operating Income (Cumulative 2 years)	30%	$160.5 million	Absolute
Total Shareholder Return	30%	Median of TSR peer group	Relative
Total	100%

(1)	The Performance Measures, as defined under the Long-term Incentive Program, include:
•	Voluntary Auto Policies in Force - The number of auto policies in force, excluding Commerce, Facilities and Assigned Risk, as of December 31, 2013.
•

Operating Income - GAAP net income after tax, excluding realized investment gains and losses, adjusted for P&C catastrophe costs different than Plan, Annuity & Life DAC unlocking / change in GMDB reserve due to capital gains and losses and market performance different than Plan, and the impact of share repurchases on investment income for the two-year period.

•

Performance measures related to Annuity Contract Deposits and peer group information related to Total Shareholder Return can be found in the footnote to the “2011-2012 Long-term Incentive Program Grants and Awards” table above and earlier narrative.

22	2013 Proxy Statement • Compensation Discussion and Analysis

In setting the dollar value of the 2012 long-term incentive opportunity for each NEO, the Committee targeted an amount that would achieve the Company’s overall objective of positioning total compensation at approximately the market median. The 2012 target grant values for the NEOs for the 2012-2013 performance period were as follows:

Name	Long-term Incentive Target in 2012
Peter H. Heckman	$1,200,000
Dwayne D. Hallman	$450,000
Stephen P. Cardinal	$500,000
Thomas C. Wilkinson	$350,000
Matthew P. Sharpe	$300,000

Performance-Based RSUs    We believe the RSUs are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. RSUs were granted on March 7, 2012 for the 2012-2013 performance period and will be earned on December 31, 2013 based on achievements relative to the two-year performance period targets. Participants can earn up to 200% of their target award of RSUs based on performance. Under the 2012-2013 program, any RSUs earned at the end of 2013 are then subject to service-based vesting, whereby 50% of the earned award vests one year following the performance period and the remaining 50% vests two years after the end of the performance period. Once vested, the RSUs are subject to holding requirements until the executive’s stock ownership requirements are met. See “Stock Ownership and Holding Requirements.” From the date of grant, RSUs accrue dividends at the same rate as dividends paid to our Shareholders, but are only paid on the corresponding shares that are earned. If no shares are earned, the dividends are forfeited. Earned dividends are converted into additional RSUs.

Target RSU opportunities for the 2012-2013 performance period for the NEOs were established as 50% of the total long-term incentive opportunity in March 2012. On an annualized basis, the awards of RSUs ranged from approximately 46% to 83% of base salary. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

The performance measures for the 2012-2013 performance period – voluntary auto policies in force, annuity contract deposits and operating income, selected based on the Company’s 2012-2013 business plan and market expectations for peer companies, along with total shareholder return relative to a peer group of insurance companies – provide strong alignment with Shareholder interests. Total shareholder return for the 2012-2013 performance period is required to be at or above the 25th percentile of peers to earn an award. At the 25th percentile, participants can earn 50% of their target award and at the peer group median participants can earn their target award. If total shareholder return is at or above the 75th percentile of peers, 200% of the target award can be earned.

Service-Based RSUs    We believe service-based RSUs, like stock options, provide strong alignment with Shareholder interests and a long-term focus for our executives and assist in the retention of key executive talent. Service-based RSUs were granted on March 7, 2012 and comprise 20% of the long-term incentive opportunity. Service-based RSUs vest 33% after the third year, vest an additional 33% after the fourth year and vest the final 34% after the fifth year. Once vested, the RSUs are subject to a holding requirement until the executive’s stock ownership requirements are met. See “Stock Ownership and Holding Requirements.” From the date of the grant, the RSUs accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are converted into additional RSUs and vest when the underlying RSUs vest.

Stock Options    We believe that stock options provide strong alignment with Shareholder interests, as participants do not realize any value unless our stock price appreciates. Stock options granted under the Long-term Incentive Program have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period and have a seven-year term. In determining the number of stock options granted on March 7, 2012, we divided 30% of the total target long-term incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s 2012 Annual Report on Form 10-K “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Stock Based Compensation.” Beginning with the options granted March 9, 2011, upon exercise Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes) for a minimum of twelve months.

Timing of Equity Grants    The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of the grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-term Incentive Program, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. Under no circumstances does the grant effective date precede the approval date of a given award.

2013 Proxy Statement • Compensation Discussion and Analysis	23

Stock Ownership and Holding Requirements

Stock ownership requirements were established in 1998. Currently, our NEOs are required to satisfy meaningful stock ownership levels within five years of attaining their position. Stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The following types of beneficial ownership are considered in determining stock ownership: direct ownership of HMEC Common Stock, HMEC Common Stock held in the Company 401(k) Plan, HMEC deferred Common Stock equivalent units and RSUs (vested and unvested). Outstanding stock options are not used in determining stock ownership. Beginning with the 2010-2011 Long-term Incentive Program, NEOs are required to defer receipt of their RSUs until the stock ownership requirements are met. The CEO is required to maintain beneficial stock ownership with a book value of at least 500% of base salary and all other NEOs to maintain beneficial stock ownership with a book value of at least 350% of base salary. As of December 31, 2012, all NEOs (with the exception of Mr. Sharpe who has only been with the Company for one year) have exceeded their stock ownership requirements. Given the volatility of the stock market in recent years, we have migrated to an approach whereby the value of the shares required to be owned is based on the Company’s book value, not stock price, as we believe book value is closely aligned with stock price but is less volatile. For this purpose, the Company’s book value per share is determined by dividing total shareholders’ equity, less the fair value adjustment for investments, by the number of outstanding shares of common stock.

Beginning with the March 9, 2011 stock option grants, the NEOs are required to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of exercise price and related taxes and the costs of the exercise, for a minimum of twelve months after the date of exercise.

As of December 31, 2012, as shown below, the CEO and all the NEOs (with the exception of Mr. Sharpe) have exceeded their stock ownership requirements. However, even though Mr. Sharpe joined the Company in 2012, he has already achieved 186% towards his 350% requirement and is anticipated to meet the remainder of this requirement within two years.

Name	2012 Stock Ownership	2012 Value (1)
Peter H. Heckman	230,460	$5,053,988
Dwayne D. Hallman	88,237	$1,935,037
Stephen P. Cardinal	137,351	$3,012,107
Thomas C. Wilkinson	114,017	$2,500,393
Matthew P. Sharpe	25,439	$557,877

(1)	Based on the Company’s December 31, 2012 book value per share excluding the fair value adjustment for investments of $21.93.

Retirement Plans

The NEOs participate in our Company-wide tax-qualified retirement plans and a supplemental defined contribution plan designed to provide benefits that cannot be provided under our tax-qualified defined contribution plan because of various limitations imposed by the Internal Revenue Code. Each of these plans includes a Company contribution and the amounts contributed for each NEO are included in the “Summary Compensation Table.” The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain employee talent. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999.

24	2013 Proxy Statement • Compensation Discussion and Analysis

Deferred Compensation

Prior to 2009, the Long-term Incentive Program provided a performance-based cash component. To further encourage ownership of HMEC’s Common Stock, deferred compensation accounts were established that permitted executives to defer their long-term cash incentives into deferred Common Stock equivalent units. Deferred Common Stock equivalent units accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are converted into additional deferred Common Stock equivalent units. No other investment options are provided.

Perquisites and Personal Benefits

The Company does not offer perquisites or executive benefits that exceed $5,000 annually in the aggregate to any individual. The Company does offer executives membership to a private dining club in Springfield, Illinois and memberships to airline clubs (airport lounge facilities) as well as a corporate credit card membership, all of which are provided to help facilitate meetings outside the office and business related travel.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s Chief Executive Officer and three other most highly compensated Executive Officers (other than the CFO) as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Annual Incentive Plan and Long-term Incentive Programs are designed to permit full deductibility and the Committee expects all 2012 compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Executive Severance and CIC Plans

To maintain market competitiveness and allow for the successful recruitment of key executives, the Company adopted the Horace Mann Service Corporation Executive Severance Plan and the Horace Mann Service Corporation Executive CIC Plan. The Executive Severance Plan provides benefits due to loss of position with or without a Change in Control. Currently, all NEOs except Mr. Heckman participate in the Executive Severance Plan. The Executive CIC Plan provides for benefits only in the event of a “Change-in-Control” and only includes those positions that typically would be at risk in the event of a change of control or which are integral to negotiating a transaction. This plan does not have tax gross-up provisions. Currently, Mr. Heckman and Mr. Sharpe participate in the Executive CIC Plan. Those who participate in both the Executive Severance Plan and the Executive CIC Plan, or have individual CIC agreements, would not receive duplicate benefits.

CEO Executive Transition Agreement

On November 14, 2012, the Company and Mr. Heckman entered into an executive transition agreement to assure Mr. Heckman’s continued employment through December 31, 2013. The executive transition agreement provides that, in return for Mr. Heckman providing continued service as CEO and transitional services to his successor and the Company, as needed, he will be compensated through that period, regardless if a successor is named prior to December 31, 2013. In consideration and compensation for Mr. Heckman’s CEO and transitional services, the Company will continue the same compensation arrangement in effect prior to the signing of the executive transition agreement, including salary, cash and equity incentive opportunities. The executive transition agreement includes acceleration of vesting of Mr. Heckman’s outstanding stock options, service-based equity awards and earned performance-based equity awards. In addition, the Company will pay Mr. Heckman $20,000 for transitional services.

Change in Control Agreements

The Company does have individual CIC agreements with Mr. Cardinal and Mr. Wilkinson and a severance agreement with Mr. Hallman. These agreements were entered into at the time of the executives’ employment or attainment of their current position and cannot be unilaterally changed. The agreements provide payments, benefits and tax gross-up provisions only if both a change in control of the Company and the executive’s actual or constructive termination of employment occur. CIC agreement provisions are described in “Potential Payments upon Termination or Change in Control.” These agreements are intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to insure a more stable transition if a corporate transaction were to occur. The Company determined that it will not provide individual CIC agreements for future hires or renew existing individual CIC agreements which have an expiration date.

2013 Proxy Statement • Compensation Discussion and Analysis	25

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated Executive Officers, the NEOs, during 2012, 2011, and 2010.

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter H. Heckman	2012	637,500	0	840,000	360,000	820,367	0	41,319	2,699,186
	2011	587,500	0	715,000	385,000	420,339	0	38,395	2,146,234
	2010	472,392	0	341,250	183,750	364,264	0	32,991	1,394,647
Dwayne D. Hallman	2012	365,003	0	565,000	135,000	313,136	0	27,625	1,405,764
	2011	320,000	0	227,500	122,500	163,536	0	24,645	858,181
	2010	280,911	0	130,000	70,000	119,063	0	22,662	622,636
Stephen P. Cardinal	2012	401,715	0	600,000	150,000	344,632	0	28,011	1,524,358
	2011	393,812	40,252	325,000	175,000	201,258	0	27,891	1,163,213
	2010	386,000	0	325,000	175,000	202,650	0	26,844	1,115,494
Thomas C. Wilkinson	2012	326,190	0	495,000	105,000	223,871	0	24,735	1,174,796
	2011	319,012	0	227,500	122,500	130,425	0	24,571	824,008
	2010	309,000	0	227,500	122,500	119,052	0	24,491	802,543
Matthew P. Sharpe	2012	297,884	25,000	460,000	90,000	204,444	0	36,989	1,114,317

(1)

Represents each NEO’s actual base salary paid for the years ended December 31, 2012, 2011 and 2010, respectively. Mr. Heckman was promoted to CEO in 2010, Mr. Hallman was promoted to Executive Vice President and CFO in 2010 and Mr. Sharpe was hired in 2012.

(2)	For 2012, this represents a sign-on award for Mr. Sharpe. For 2011, this represents an additional award related to Mr. Cardinal’s interim leadership of the Life and Annuity segments.

(3)

Represents the grant date fair value of service-based and performance-based RSUs granted in each year. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results. For 2012, this includes an additional service-based award for Mr. Hallman, Mr. Cardinal, Mr. Wilkinson, and Mr. Sharpe.

(4)	Represents the grant date fair value of $6.01 per share for stock options granted on March 7, 2012.

(5)	Represents the cash payout for the AIP earned in each year.

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs during 2012.

Name	Perquisites & Other Personal Benefits ($) (1)	Relocation	Company Contributions to Defined Contribution Plans ($)	Total ($)
Peter H. Heckman	1,944	0	39,375	41,319
Dwayne D. Hallman	1,875	0	25,750	27,625
Stephen P. Cardinal	425	0	27,586	28,011
Thomas C. Wilkinson	925	0	23,810	24,735
Matthew P. Sharpe	1,950	27,539	7,500	36,989

(1)	Includes a dining club membership and various airline club memberships, which are provided to help facilitate meetings conducted outside of the office.

26	2013 Proxy Statement • Compensation Discussion and Analysis

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2012 Annual Incentive, the grant of the 2012 Long-term Incentive for the 2012-2013 performance period, and the service-based RSU grants made to Mr. Hallman, Mr. Cardinal, Mr. Wilkinson and Mr. Sharpe on December 5, 2012. Actual payouts under the 2012 AIP are included in the “Summary Compensation Table.” Payouts for the 2012 Long-term Incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2012-2013 performance period.

Name	Grant Date	Incentive Plan (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter H. Heckman		AIP	239,063	478,125	956,250	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/7/2012	LTI	N/A	N/A	N/A	17,322	34,644	69,288	N/A	N/A	$17.32	600,034
	3/7/2012	LTI	N/A	N/A	N/A	N/A	13,857	N/A	N/A	N/A	$17.32	240,003
	3/7/2012	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	59,004	$17.32	359,818
Dwayne D. Hallman		AIP	91,251	182,501	365,002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/7/2012	LTI	N/A	N/A	N/A	6,496	12,992	25,984	N/A	N/A	$17.32	225,021
	3/7/2012	LTI	N/A	N/A	N/A	N/A	5,199	N/A	N/A	N/A	$17.32	90,047
	3/7/2012	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	22,464	$17.32	134,932
	12/5/2012	Service	N/A	N/A	N/A	N/A	12,841	N/A	N/A	N/A	$19.47	250,014
Stephen P. Cardinal		AIP	100,429	200,858	401,716	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/7/2012	LTI	N/A	N/A	N/A	7,218	14,436	28,872	N/A	N/A	$17.32	250,032
	3/7/2012	LTI	N/A	N/A	N/A	N/A	5,775	N/A	N/A	N/A	$17.32	100,023
	3/7/2012	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	24,960	$17.32	149,924
	12/5/2012	Service	N/A	N/A	N/A	N/A	12,841	N/A	N/A	N/A	$19.47	250,014
Thomas C. Wilkinson		AIP	65,238	130,476	260,952	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/7/2012	LTI	N/A	N/A	N/A	5,052	10,104	20,208	N/A	N/A	$17.32	175,001
	3/7/2012	LTI	N/A	N/A	N/A	N/A	4,044	N/A	N/A	N/A	$17.32	70,042
	3/7/2012	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	17,472	$17.32	104,947
	12/5/2012	Service	N/A	N/A	N/A	N/A	12,841	N/A	N/A	N/A	$19.47	250,014
Matthew P. Sharpe		AIP	59,577	119,154	238,308	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/7/2012	LTI	N/A	N/A	N/A	4,331	8,662	17,324	N/A	N/A	$17.32	150,026
	3/7/2012	LTI	N/A	N/A	N/A	N/A	3,465	N/A	N/A	N/A	$17.32	60,014
	3/7/2012	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	14,976	$17.32	89,954
	12/5/2012	Service	N/A	N/A	N/A	N/A	12,841	N/A	N/A	N/A	$19.47	250,014

N/A – Not applicable

(1)	Service grant represents a retention award to Mr. Hallman, Mr. Cardinal, Mr. Wilkinson and Mr. Sharpe.

(2)	Represents performance-based 2012 Annual Incentive.

(3)	Represents performance-based and service-based RSU portions of the 2012 Long-term Incentive grants and the service grant described in footnote (1).

(4)	Represents the stock option portion of the 2012 Long-term Incentive grant.

(5)	Totals equate to each NEO’s 2012 Long-term Incentive target amount and the service grant described in footnote (1). The fair value of stock options was determined using the Black-Scholes model.

2013 Proxy Statement • Compensation Discussion and Analysis	27

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the exercisable and unexercisable stock options, as well as unvested RSUs held by each NEO at December 31, 2012.

Name	Option Awards					Stock Awards (RSUs)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) UnExercisable (1)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Peter H. Heckman	23,768	0	20.23	03/06/07	03/06/14
	31,704	0	16.81	03/05/08	03/05/15
	40,875	13,625	6.91	03/04/09	03/04/16
	15,868	15,868	13.83	03/03/10	03/03/17
	15,525	46,575	17.01	03/09/11	03/09/18
	0	59,904	17.32	03/07/12	03/07/19	54,862	$1,095,046	66,671	$1,330,753
Dwayne D. Hallman	7,924	0	20.23	03/06/07	03/06/14
	10,568	0	16.81	03/05/08	03/05/15
	11,355	3,785	6.91	03/04/09	03/04/16
	6,044	6,044	13.83	03/03/10	03/03/17
	4,950	14,850	17.01	03/09/11	03/09/18
	0	22,464	17.32	03/07/12	03/07/19	33,238	$663,430	23,286	$464,789
Stephen P. Cardinal	202,704	0	9.04	12/10/08	12/10/15
	38,928	12,976	6.91	03/04/09	03/04/16
	15,112	15,112	13.83	03/03/10	03/03/17
	7,050	21,150	17.01	03/09/11	03/09/18
	0	24,960	17.32	03/07/12	03/07/19	50,748	$1,012,930	28,925	$577,343
Thomas C. Wilkinson	7,924	0	20.23	03/06/07	03/06/14
	12,076	0	16.81	03/05/08	03/05/15
	63,158	15,790	15.46	09/10/08	09/10/15	2,806	$56,008
	23,355	7,785	6.91	03/04/09	03/04/16
	10,578	10,578	13.83	03/03/10	03/03/17
	4,950	14,850	17.01	03/09/11	03/09/18
	0	17,472	17.32	03/07/12	03/07/19	36,670	$731,933	20,310	$405,388
Matthew P. Sharpe	0	14,976	17.32	03/07/12	03/07/19	16,514	$329,619	8,925	$178,143

(1)	Long-term Incentive stock option grants are service-based and all unexercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.

(2)

Represents the unvested service-based RSUs granted in 2009, 2010, 2011, and 2012 and a portion of the performance-based RSUs granted in 2010 and earned at the end of 2011. For Mr. Wilkinson, it also represents an unvested portion of service-based RSUs from a prior year grant.

(3)	Represents the value of the RSUs based on the closing stock price of $19.96 at December 31, 2012.

(4)

The performance-based RSUs granted in 2011 were not earned until the end of the 2011-2012 performance period. RSUs earned at the end of the performance period will vest 50% in 2012 and 50% in 2013. The performance-based RSUs granted in 2012 will not be earned until the end of the 2012-2013 performance period. RSUs earned at the end of the performance period will vest 50% in 2014 and 50% in 2015.

28	2013 Proxy Statement • Compensation Discussion and Analysis

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and stock awards acquired on vesting by the NEOs in 2012:

	Option Awards		Stock Awards (RSUs)
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
Peter H. Heckman	0	0	8,975	179,141
Dwayne D. Hallman	30,000	118,912	0	0
Stephen P. Cardinal	0	0	47,189	941,892
Thomas C. Wilkinson	5,000	6,350	20,128	394,415
Matthew P. Sharpe	0	0	0	0

(1)	For Mr. Hallman and Mr. Wilkinson, it represents the number of options exercised.

(2)	The value realized on exercise is determined by multiplying the number of options exercised by the difference between the stock price at exercise and the grant date stock price.

(3)

For Mr. Heckman, it represents the number of shares vested and acquired as part of the 2010-2011 Long-term Incentive Program. For Mr. Cardinal and Mr. Wilkinson, it represents the number of shares vested and acquired as part of the 2009-2010 and 2010-2011 Long-term Incentive Programs.

(4)

The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested stock awards will depend upon the sale price of the shares when they are actually sold.

Pension Benefits

The defined benefit plans (qualified and nonqualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all of the Company’s NEOs were hired subsequent to that date, they are not eligible to participate in the defined benefit plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of Long-term Incentive cash compensation prior to 2009 when cash was a component of the Long-term Incentive Program. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. Contributions and earnings reported below are for the year ended December 31, 2012 and the aggregate balance is as of December 31, 2012.

The Company also sponsors an unfunded excess pension plan, the Nonqualified Defined Contribution Plan (“NQDCP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2012 was $250,000. The NQDCP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQDCP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

The following table sets forth information regarding participation by the NEOs in the Company’s NQDCP and nonqualified deferred compensation plan as of December 31, 2012.

Name	Account	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Earnings in Last FY ($) (2)	Balance at Last FYE ($)
Peter H. Heckman	NQDCP Account	0	19,375	7,045	208,377
	Deferred Compensation Account	0	0	242,094	726,228
Dwayne D. Hallman	NQDCP Account	0	5,750	569	20,641
	Deferred Compensation Account	0	0	43,573	130,710
Stephen P. Cardinal	NQDCP Account	0	7,586	608	23,101
	Deferred Compensation Account	0	0	0	0
Thomas C. Wilkinson	NQDCP Account	0	3,810	524	17,845
	Deferred Compensation Account	0	0	23,834	71,496
Matthew P. Sharpe	NQDCP Account	0	0	0	0
	Deferred Compensation Account	0	0	0	0

(1)	Represents the 2012 NQDCP Company contributions. These contributions are included in the All Other Compensation column of the “Summary Compensation Table” for 2012.

(2)

Represents (a) the gains in the NQDCP in 2012 and (b) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2011 to December 31, 2012, each excluding contributions reflected in the first two columns.

2013 Proxy Statement • Compensation Discussion and Analysis	29

Potential Payments upon Termination or Change in Control

The NEOs are entitled to receive certain payments and other benefits for termination due to:

•	Separation due to disability or death;
•	Separation for cause;
•	Voluntary termination of employment;
•	Separation due to retirement;
•	Involuntary termination of employment without cause; and
•	Separation due to a change in control of the Company.

The NEOs’ payments and benefits for termination (other than change in control) are governed by the terms of the Executive Severance Plans, non-qualified plan documents, equity grant agreements and bonus plans. A NEO’s eligibility for payment and benefits in the event of a change in control requires a termination of employment in addition to a change of control of the Company before benefits under are triggered. This “double-trigger” applies whether the NEO has an individual agreement or is covered under the Executive Change in Control Plan.

An overview of benefits available under each scenario is provided below and should be read along with the footnotes accompanying the related table. These calculations are an estimate only for purposes of this Proxy Statement.

Disability or Death

NEOs do not receive any severance or other non-performance related cash payments. The treatment of AIP and long-term incentives is as follows:

•	AIP – Any earned but unpaid cash bonus would be paid.

•

Stock Options – All stock options vest immediately. With respect to disability, executives have the full option term to exercise the stock options. With respect to death, the executive’s estate has the shorter of two years or the remaining option term to exercise the stock options.

•	Service-based RSUs – All service-based RSUs vest immediately.

•

Performance-based RSUs – With respect to disability, RSUs still subject to performance conditions vest pro-rata at the end of the performance period based on actual performance and earned but unvested RSUs vest immediately. With respect to death, RSUs still subject to performance conditions vest pro-rata immediately at target level of performance and earned but unvested RSUs vest immediately.

Termination for Cause or Voluntary Termination

NEOs would not receive any severance, AIP amounts, or other cash payments and would forfeit all unpaid and unvested equity awards. However, as Mr. Heckman is retirement eligible, he would receive any unpaid bonus plus vest upon retirement in any unvested awards made prior to 2011. Awards made in 2011 and after receive pro-rated vesting based on service.

Involuntary Termination of Employment Without Cause

All NEOs, except Mr. Heckman, would receive payments under the Executive Severance Plan as follows:

•     Applicable multiple of base salary plus target AIP bonus;

•     Any earned and unpaid AIP bonus; and

•     Applicable multiple of COBRA premium for the
health plan for which they were enrolled prior to the
termination event.

Name	Executive Severance Plan Multiple
Dwayne D. Hallman	1.5
Stephen P. Cardinal	1.5
Thomas C. Wilkinson	1.5
Matthew P. Sharpe	1.5

Separation due to a Change in Control of the Company

Mr. Heckman and Mr. Sharpe would receive multiples of base salary plus target AIP bonus payments as outlined under the Executive CIC Plan and are not eligible for “tax gross-ups” under that Plan. The multiples of cash payment for Mr. Hallman, Mr. Cardinal, and Mr. Wilkinson are contained in their individual agreements and do include provisions for “tax gross-ups.” Treatment of AIP and equity awards is as follows:

• Payment of any earned and unpaid AIP bonus; • All stock options vest immediately; and, • All service-based RSUs vest immediately.	Name	CIC Multiple
	Peter H. Heckman	2.5
	Dwayne D. Hallman	2.0
	Stephen P. Cardinal	2.0
	Thomas C. Wilkinson	2.0
	Matthew P. Sharpe	2.0

30	2013 Proxy Statement • Compensation Discussion and Analysis

Illustration of Potential Payments upon Termination or Change in Control

The following table presents, for each of the NEOs, the estimated payments and benefits that would have been payable as of the end of 2012 in the event of separation due to disability or death, cause, voluntary termination of employment, retirement, involuntary termination of employment without cause, and a change of control of the Company.

Consistent with SEC requirements, these estimated amounts have been calculated as if the NEOs’ employment had been terminated as of December 31, 2012, the last business day of 2012, using the closing market price of our Common Stock on that date ($19.96). The amounts reported in the following table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event.

Estimated Payments ($) Assuming Termination as of December 31, 2012 (1)
Name & Benefits	Disability or Death	For Cause	Voluntary	Retirement	Involuntary Termination w/o Cause	Change in Control
Peter H. Heckman (2)
Cash Severance	0	0	0	0	650,000	2,843,750
AIP	487,500	0	487,500	487,500	487,500	487,500
Acceleration of Stock Options	570,620	0	339,079	339,079	570,620	570,620
Acceleration of RSUs	2,303,085	0	1,554,875	1,554,875	2,303,085	2,303,085
Health and Welfare	0	0	0	0	0	38,714
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	0
TOTAL	3,361,205	0	2,381,454	2,381,454	4,011,205	6,243,669
Dwayne D. Hallman
Cash Severance	0	0	0	0	855,009	1,057,078
AIP	190,002	0	0	0	190,002	190,002
Acceleration of Stock Options	189,556	0	0	0	0	189,556
Acceleration of RSUs	952,651	0	0	0	0	1,082,311
Health and Welfare	0	0	0	0	30,099	40,132
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	717,550
TOTAL	1,332,209	0	0	0	1,075,110	3,276,629
Stephen P. Cardinal
Cash Severance	0	0	0	0	908,334	1,182,670
AIP	201,852	0	0	0	201,852	201,852
Acceleration of Stock Options	390,261	0	0	0	0	390,261
Acceleration of RSUs	1,369,895	0	0	0	0	1,513,966
Health and Welfare	0	0	0	0	28,223	28,223
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	735,585
TOTAL	1,962,008	0	0	0	1,138,409	4,052,557
Thomas C. Wilkinson
Cash Severance	0	0	0	0	688,388	861,386
AIP	131,122	0	0	0	131,122	131,122
Acceleration of Stock Options	327,424	0	0	0	0	327,424
Acceleration of RSUs	1,071,433	0	0	0	0	1,172,271
Health and Welfare	0	0	0	0	18,583	18,583
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	552,604
TOTAL	1,529,979	0	0	0	838,093	3,063,390
Matthew P. Sharpe
Cash Severance	0	0	0	0	630,000	840,000
AIP	120,000	0	0	0	120,000	120,000
Acceleration of Stock Options	39,537	0	0	0	0	39,537
Acceleration of RSUs	411,915	0	0	0	0	498,362
Health and Welfare	0	0	0	0	20,675	27,566
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	0
TOTAL	571,452	0	0	0	770,675	1,525,465

N/A – Not applicable

(1)	All AIP and LTI earned payouts are assumed to be at target. All equity-based awards are valued at the December 31, 2012 closing stock price of $19.96.

(2)

As he is retirement eligible, termination due to Disability or Death, or Involuntary or Voluntary termination would result in Mr. Heckman receiving the full amount of his previously awarded earned compensation and he would receive any earned and unpaid bonus plus vest in any unvested pre-2011 awards at termination. Awards made post-2010 are subject to proration based on service. Under the terms of Mr. Heckman’s executive transition agreement, he is to be employed through December 31, 2013.

2013 Proxy Statement • Compensation Discussion and Analysis	31

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

CHARLES R. WRIGHT, Chairman

MARY H. FUTRELL, STEPHEN J. HASENMILLER and GABRIEL L. SHAHEEN, Members

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the 401(k) plan):

Equity Compensation Plans	Securities to be Issued Upon the Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Available for Future Issuance Under Equity Compensation Plans (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	1,882,939	$14.73	N/A
Restricted Stock Units (2)	1,423,611	N/A	N/A
Subtotal	3,306,550	N/A	N/A
Deferred Compensation (2)(3)	228,102	N/A	N/A
Subtotal	3,534,652	N/A	3,305,804
Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	3,534,652	N/A	3,305,804

N/A – Not applicable

(1)	Includes grants under the HMEC 2010 Comprehensive Executive Compensation Plan, as amended, (“CECP”).
(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.
(3)

The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 33 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the “Compensation Discussion and Analysis”.

(4)	Excludes securities reflected in the Securities to be Issued column.

32	2013 Proxy Statement • Proposals and Company Information

Executive Officers

The following is certain information, as of March 15, 2013, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Peter H. Heckman, President and Chief Executive Officer, who is discussed above under “Board Nominees”, the “Executive Officers”):

Dwayne D. Hallman, 50

Executive Vice President and Chief Financial Officer

Mr. Hallman was appointed to his present position as Executive Vice President and Chief Financial Officer in October 2010. He joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Mr. Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice. Mr. Hallman has over 25 years of experience in the insurance industry.

Stephen P. Cardinal, 43

Executive Vice President and Chief Marketing Officer

Mr. Cardinal joined the Company in December 2008 as Executive Vice President and Chief Marketing Officer. Mr. Cardinal previously served as Executive Vice President of personal lines distribution and President of Countrywide Insurance Service, a mortgage insurance firm, positions he held from April 2007 to November 2008. He was associated with Allstate Insurance Company from July 1995 through April 2007, including service as Regional Distribution Leader. Mr. Cardinal has 20 years of experience in the insurance industry.

Thomas C. Wilkinson, 54

Executive Vice President, Property & Casualty

Mr. Wilkinson was appointed to his present position as Executive Vice President, Property and Casualty in August 2008. He joined the Company in September 2002 as Vice President and Property & Casualty Controller followed by several positions of increasing responsibility within the Company’s property and casualty segment. Previously, he was associated with Allstate Insurance Company as Product Manager, Finance Director and Regional Controller, positions he held from 1980 to 2002. Mr. Wilkinson has over 30 years of experience in the insurance industry.

Matthew P. Sharpe, 51

Executive Vice President, Annuity and Life

Mr. Sharpe joined the Company in January 2012 as Executive Vice President, Annuity and Life. Mr. Sharpe was previously with Genworth Financial, Inc. from 1999 to 2011 where he most recently served as Senior Vice President. Over the last 12 years in various positions with Genworth, Mr. Sharpe gained an extensive annuity and life background while leading a variety of successful growth, product development, strategic, marketing and sales initiatives. Mr. Sharpe has over 25 years of experience in the insurance industry.

Paul D. Andrews, 56

Senior Vice President, Human Resources and

Administrative Services

Mr. Andrews was appointed to his present position as Senior Vice President, Human Resources and Administrative Services in 2010. He previously served as Senior Vice President, Corporate Services. Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. Prior to joining Horace Mann, he served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 25 years of experience in the insurance industry.

Bret A. Conklin, 49

Senior Vice President and Controller

Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin previously served as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of the Company from July 1998 through January 2000; and Vice President and Controller of Pekin Insurance from September 1992 through June 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 25 years of experience in the insurance industry.

Ann M. Caparrós, 60

General Counsel, Chief Compliance Officer and Corporate Secretary

Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary and the additional responsibilities of Chief Compliance Officer were formalized in 2000. Prior to March 1994, she was associated with John Deere Insurance Group from 1989 to 1994 as Vice President and General Counsel. She also was staff counsel for the Kellogg Company from 1988 to 1989 and United of Omaha Life Insurance Company from 1978 to 1988. Ms. Caparrós has 35 years of experience in the insurance industry.

2013 Proxy Statement • Proposals and Company Information	33

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, Board Nominees and the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers (collectively the “Named Executive Officers”), and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2013, except that the ownership information for the 5% beneficial owners is as of December 31, 2012 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
Security Ownership of 5% Beneficial Owners
BlackRock, Inc. (1)	3,395,799	8.6%
Dimensional Fund Advisors LP (2)	3,330,614	8.5%
Donald Smith & Co., Inc. (3)	2,331,125	5.9%
The Vanguard Group, Inc. (4)	2,286,928	5.8%
Security Ownership of Directors and Executive Officers
Mary H. Futrell (5)	53,243	*
Stephen J. Hasenmiller	50,353	*
Peter H. Heckman (6)	296,117	*
Ronald J. Helow (7)	15,021	*
Beverley J. McClure	0	0.0%
Gabriel L. Shaheen (8)	30,733	*
Roger J. Steinbecker (9)	48,679	*
Robert Stricker (10)	27,515	*
Charles R. Wright (11)	39,407	*
Dwayne D. Hallman (12)	93,055	*
Stephen P. Cardinal (13)	362,333	*
Thomas C. Wilkinson (14)	107,671	*
Matthew P. Sharpe (15)	3,744	*
All Directors and Executive Officers as a group (15 persons) (16)	1,370,200	3.4%
*	Less than 1%
(1)

BlackRock, Inc. (“BlackRock”) has a principal place of business at 40 East 52nd Street, New York, New York 10022. BlackRock has sole voting and investment power with respect to 3,395,799 shares. The foregoing is based on Amendment No. 3 to Schedule 13G filed by BlackRock on February 1, 2013.

(2)

Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,285,377 shares and sole investment power with respect to 3,330,614 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 7 to Schedule 13G filed by Dimensional on February 11, 2013.

(3)

Donald Smith & Co., Inc. (“Donald Smith”) has a principal place of business at 152 West 57th Street, New York, New York 10019. Donald Smith has sole voting power with respect to 1,425,000 shares and Donald Smith Long/Short Equities Fund, L.P. has sole voting power with respect to 9,552 shares. Donald Smith has sole investment power with respect to 2,331,125 shares. The foregoing is based on the Schedule 13G filed by Donald Smith on February 13, 2013.

(4)

The Vanguard Group, Inc. (“Vanguard”) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 58,135 shares, sole investment power with respect to 2,230,893 shares, and shared investment power with respect to 56,035 shares. The foregoing is based on Amendment No. 1 to Schedule 13G filed by Vanguard on February 11, 2013.

(5)	Includes 27,999 CSUs and 21,031 vested RSUs pursuant to the CECP.
(6)	Includes 179,800 vested stock options, 36,384 CSUs and 70,958 vested RSUs pursuant to the CECP.
(7)	Consists entirely of 15,021 vested RSUs pursuant to the CECP.
(8)	Consists entirely of 10,257 CSUs and 20,476 vested RSUs pursuant to the CECP.
(9)	Includes 30,547 CSUs and 14,628 vested RSUs pursuant to the CECP.
(10)	Includes 8,786 CSUs and 14,341 vested RSUs pursuant to the CECP.
(11)	Includes 22,489 CSUs and 15,918 vested RSUs pursuant to the CECP.
(12)	Includes 58,214 vested stock options, 6,549 CSUs and 26,488 vested RSUs pursuant to the CECP.
(13)	Includes 297,616 vested stock options and 11,760 vested RSUs pursuant to the CECP.
(14)	Includes 50,697 vested stock options, 3,582 CSUs and 20,022 vested RSUs pursuant to the CECP.
(15)	Consists entirely of 3,744 vested stock options pursuant to the CECP.
(16)	Includes 714,057 vested stock options, 177,742 CSUs and 313,733 vested RSUs pursuant to the CECP.

34	2013 Proxy Statement • Proposals and Company Information

Related Party Transactions

Other than the BlackRock relationship, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations. BlackRock, which owns beneficially more than 5% of the issued and outstanding shares of Common Stock, provides investment management services to the Company and has done so for more than 10 years. In 2012, the Company paid approximately $1.3 million in investment management fees to BlackRock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other persons who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that all such reports were timely filed in 2012.

PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2013 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2012. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2013.

Report of the Audit Committee

Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 114 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during fiscal year 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

ROGER J. STEINBECKER, Chairman

STEPHEN J. HASENMILLER and ROBERT STRICKER,

Members

2013 Proxy Statement • Proposals and Company Information	35

The Company’s Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2013 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2012.

Fees of KPMG LLP

The following were the fees of KPMG LLP for the years ended December 31, 2012 and 2011.

Fees	2012	2011
Audit (1)	$ 1,591,900	$ 1,574,600
Audit-Related (2)	$ 222,000	$ 254,400
Tax (3)	0	0
All Other (4)	0	0

(1)

Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, the audit of the Company’s internal control over financial reporting as of December 31, 2012 and 2011, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2012 and 2011 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2012 and 2011.

(2)

Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2012 and 2011, exclusive of the fees disclosed under “Audit Fees”. In 2012 and 2011, KPMG LLP audited the Company’s employee benefits plans. Also in 2012 and 2011, KPMG LLP prepared SOC1 reports on the Company’s annuity operations.

(3)	Represents the aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2012 and 2011.

(4)

Represents the aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2012 and 2011.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2012 and 2011.

36	2013 Proxy Statement • Proposals and Company Information

Other Matters

Delivery of Proxy Materials

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an email message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001.

The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the

SEC. The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Eliminating Duplicative Proxy Materials

If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001 or 217-789-2500.

Submitting Shareholder Proposals for the

2014 Annual Meeting of Shareholders

Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2014 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 13, 2013 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2014 Annual Meeting of Shareholders.

In the event that a Shareholder intends to present any proposal at the 2014 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. Accordingly, proxies solicited by the Board for the 2014 Annual Meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 6, 2014, which is 45 days prior to the anticipated Annual Meeting date of May 21, 2014.

2013 Proxy Statement • Other Matters	37

HA-C00371 (Mar. 13)

HORACE MANN EDUCATORS CORPORATION 1 HORACE MANN PLAZA SPRINGFIELD, IL 62715-0001	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a Mary H. Futrell 1b Stephen J. Hasenmiller 1c Peter H. Heckman 1d Ronald J. Helow 1e Beverley J. McClure 1f Gabriel L. Shaheen 1g Roger J. Steinbecker 1h Robert Stricker 1i Charles R. Wright		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
							For	Against	Abstain
					3	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2	Approval of the advisory resolution to approve Named Executive Officers’ compensation.	☐	☐	☐

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com.

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 22, 2013

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Gabriel L. Shaheen and Peter H. Heckman, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 22, 2013, at 9:00 a.m. CDT, at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side